Exhibit 4.13

SECOND AMENDMENT

Dated as of October 27, 2006

This SECOND AMENDMENT (this “Amendment”) is entered into between INNOPHOS, INC., a Delaware corporation (the “Borrower”), and BEAR STEARNS CORPORATE LENDING INC., as administrative agent under the Credit Agreement described below (in such capacity, the “Administrative Agent”).

PRELIMINARY STATEMENTS

1. Reference is made to the Credit Agreement dated as of August 13, 2004 among the Borrower, the lenders and agents party thereto and the Administrative Agent, as amended by the First Amendment dated as of February 2, 2005 (the “Credit Agreement”). Capitalized terms used but not otherwise defined herein are used with the meanings given in the Credit Agreement.

2. The Borrower has requested that the Credit Agreement be amended as herein set forth.

3. The Administrative Agent has received consents and authorizations relating to this Amendment (or facsimiles thereof) from Lenders constituting the Required Lenders.

Now, therefore, the parties hereto agree as follows:

SECTION 1. Amendments to Credit Agreement.

(a) Section 1.1 of the Credit Agreement is amended by restating the definition of “Unused ECF Basket” so that, in its entirety, it reads as follows:

“Unused ECF Basket”: at any time, the difference between (a) Excess Cash Flow for all fiscal years of the Borrower, commencing with the fiscal year ending December 31, 2005, for which the Borrower then has made the payment required by Section 4.2(c), net of all payments required for such fiscal years under Section 4.2(c), and (b) the sum of all cash dividends, Capital Expenditures and Permitted Acquisitions theretofore permitted by, and previously counted for the purposes of, Sections 8.6(c)(iv)(A)(y), 8.6(c)(iv)(B)(y), 8.7(d) and 8.8(m); provided, that for the purposes of Section 8.6(c)(iv), the Unused ECF Basket shall be calculated as if the amount of the Unused ECF Basket as of December 31, 2006 were zero (without credit for any Excess Cash Flow attributable to the fiscal year ending December 31, 2005).

(b) Section 1.1 of the Credit Agreement is further amended by adding the following new definition in proper alphabetical order:

“Leverage Test Compliance”: the ratio of Consolidated Senior Debt outstanding after payment of any dividend under Section 8.6(c)(iv) to Consolidated EBITDA for the twelve-month period ending on the last day of the most recent fiscal quarter of the

Borrower for which financial statements have then been delivered, and the ratio of Consolidated Total Debt outstanding after such payment to Consolidated EBITDA for such twelve-month period do not exceed the maximum ratios set forth as to such day in Sections 8.1(a) and 8.1(b), respectively.

(c) The second sentence of Section 4.2(a) of the Credit Agreement (as amended by the First Amendment) is amended by inserting therein after “Co-Investors” :

or (iii) in an underwritten initial public offering of the common stock of the Parent

(d) Section 8.6(c) of the Credit Agreement (as amended by the First Amendment) is amended by inserting “, (iii)” in place of “and (iii)” and inserting the following immediately prior to the period at the end thereof:

and (iv) after an underwritten initial public offering of the common stock of the Parent, if and so long as no Default or Event of Default shall have occurred and be continuing and Leverage Test Compliance would result, (A) pay cash dividends on the Parent’s common stock in amounts not exceeding the sum of (x) $15.0 million in the aggregate in any one fiscal year of the Borrower plus (y) any additional amounts which, when paid, are counted against, and do not exceed, the then Unused ECF Basket, and (B) pay in cash interest then due on Holdings Notes for interest payment dates (x) ending on or before May 15, 2008, or (y) thereafter, so long as all interest at any time thereafter paid in cash on the Holdings Notes, when paid, is counted against, and does not exceed, the then Unused ECF Basket

SECTION 2. Conditions to Effectiveness. The amendments contained in Section 1 shall be effective upon satisfaction of each of the following conditions precedent:

(a) No later than November 1, 2006, the Administrative Agent shall have executed this Amendment, shall have received original or facsimile counterparts of written authorization to execute this Amendment duly executed and delivered by Lenders constituting the Required Lenders and shall have received counterparts of this Amendment executed by the Borrower and counterparts of the Consent appended hereto (the “Consent”) executed by the Grantors, as defined in the Guarantee and Collateral Agreement (the “Grantors”).

(b) No later than December 31, 2006, the Parent shall have completed an underwritten initial public offering of the common stock of the Parent and shall have made arrangements reasonably satisfactory to the Administrative Agent for the application of at least $93.0 million in proceeds thereof to the purchase for retirement and cancellation of Holdings Notes (including payment of a related prepayment premium in the amount of approximately $5.0 million).

(c) After October 23, 2006 and prior to or concurrently with the completion of such underwritten initial public offering, (i) the Borrower shall have made a voluntary prepayment of Tranche B Term Loans in an amount of at least $30.0 million and (ii) the Borrower shall have paid to the Administrative Agent, for the account of each Lender that executes and returns to the Administrative

Agent its consent and authorization approving this Amendment (as circulated on October 23, 2006) by 5:00 p.m. (New York City time) on October 27, 2006, a non-refundable fee equal to 0.05% of the aggregate amount outstanding on October 23, 2006 on the Revolving Commitment and Tranche B Term Loan of such Lender.

(d) All fees and expense reimbursements due and payable under the Loan Documents to any Agent shall have been paid.

(e) The Administrative Agent shall have received such other documents and instruments as any Agent may reasonably request.

SECTION 3. Consent to Payment of IPO Costs. Consent is hereby granted to the payment of a dividend by the Borrower or the making of a loan by the Borrower to Holdings or the Parent in an amount not exceeding $2 million in the aggregate to the extent required to fund payment of costs incurred by the Parent in connection with the initial public offering described in Section 2(b). Such payment will not be counted against the maximum amount of Restricted Payments otherwise permitted by Section 8.6 of the Credit Agreement or Investments otherwise permitted by Section 8.8 of the Credit Agreement.

SECTION 4. Representations and Warranties.

The Borrower represents and warrants that:

(a) Authority. The Borrower has the requisite power and authority to execute, deliver and perform its obligations under this Amendment and the Credit Agreement as amended hereby. Each Grantor has the requisite power and authority to execute, deliver and perform its obligations under the Consent and the Loan Documents, as amended hereby. The execution, delivery and performance by the Borrower of this Amendment and by the Grantors of the Consent, and the performance by each Loan Party of each Loan Document (as amended hereby) to which it is a party have been duly approved by all necessary organizational action of such Loan Party.

(b) Enforceability. This Amendment has been duly executed and delivered by the Borrower and the Consent has been duly executed and delivered by each Grantor. When the conditions to effectiveness in Section 2 of this Amendment have been satisfied, each of this Amendment, the Consent and each Loan Document (as amended hereby) is the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought in proceedings in equity or at law).

(c) Representations and Warranties. The representations and warranties made by any Loan Party in the Loan Documents are true and correct in all material respects on the date hereof, except to the extent that such representations and warranties refer to an earlier date (in which case they are true and correct in all material respects as of such earlier date).

(d) No Default. No Default has occurred and is continuing.

SECTION 5. Reference to and Effect on the Loan Documents.

(a) If and when this Amendment becomes effective, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit

Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended hereby.

(b) The Credit Agreement, as amended hereby, and the Guarantee and Collateral Agreement and the other Loan Documents are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Security Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations under and as defined in the Credit Agreement, as amended hereby.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of any Lender or Agent under any of the Loan Documents or constitute, except as expressly set forth herein, a waiver or amendment of any provision of any of the Loan Documents.

(d) This Amendment is a Loan Document. The provisions of Sections 11.12 and 11.16 of the Credit Agreement shall apply with like effect to this Amendment.

SECTION 6. Counterparts. This Amendment (including all consents and authorizations relating hereto) and the Consent may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment (or any consent or authorization relating hereto) or the Consent by facsimile shall be effective and enforceable as delivery of a manually executed counterpart thereof. The Administrative Agent will not have any responsibility for determining whether (and makes no representation as to whether) any such counterpart has been duly authorized, executed or delivered or is enforceable against any party hereto.

SECTION 7. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first written above.

INNOPHOS, INC.

By:	/s/ MARK FEUERBACH
Name:	MARK FEUERBACH
Title:	VP-TREASURY

BEAR STEARNS CORPORATE LENDING INC., individually and as Administrative Agent

By:	/s/ VICTOR BULZACCHELLI
Name:	VICTOR BULZACCHELLI
Title:	VICE PRESIDENT

CONSENT

Dated as of October 27, 2006

The undersigned, as Grantors under the Guarantee and Collateral Agreement and, as applicable, as parties to the other Security Documents hereby consent and agree to the foregoing Second Amendment and hereby confirm and agree that (i) each of the Guarantee and Collateral Agreement and the other Security Documents is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that, upon the effectiveness of, and on and after the date of, said Second Amendment, each reference therein to the “Credit Agreement”, “thereunder”, “thereof and words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as amended by said Second Amendment and (ii) the Guarantee and Collateral Agreement and the other Security Documents all of the Collateral described therein does, and shall continue to, secure the payment and performance of all of the Obligations as defined in the Guarantee and Collateral Agreement, after giving effect to said Second Amendment.

INNOPHOS, INC.

By:	/s/ Mark Feuerbach
Title:	VP-TREASURY

INNOPHOS INVESTMENTS HOLDINGS, INC.

By:	/s/ Mark Feuerbach
Title:	VP-TREASURY

INNOPHOS MEXICO HOLDINGS, LLC

By:	/s/ Mark Feuerbach
Title:	VP-TREASURY